Exhibit 10.1

                               PROMOTION AGREEMENT


         THIS PROMOTION AGREEMENT ("Agreement") is made effective as of June 2, 2004 ("Effective Date"), between SLS International, Inc., a Delaware corporation, with a principal place of business at 3119 S. Scenic Avenue, Springfield MO 65807 ("SLS") and Global Drumz, Inc., a California corporation, with a principal place of business at c/o John Cannon, Cannon & Co., 10850 Wilshire Blvd., Suite 1200, Los Angeles, CA 90024 ("Company"). SLS and Company hereby agree as follows:

1)       LICENSE GRANT.

         a) Company hereby grants to SLS, subject to all of the terms and conditions of this Agreement, a non-exclusive, non-transferable, non-sublicenseable, worldwide right and license to use Quincy Jones' name and approved likeness (the "Licensed Rights") during the Term (defined below) in connection with the sale, marketing and promotion of SLS-branded loudspeakers and other audio products to be mutually agreed upon by the parties in writing (the "Products"); provided, however, that (i) all uses of the Licensed Rights shall be subject to Company's prior approval as set forth in Section 1(d) below and (ii) SLS shall have no right to use any of the Licensed Rights as a trademark or otherwise to identify the source of any product or service.

         b) During the Term, Company shall not grant a license of any of the Licensed Rights to any third party for use in connection with loudspeakers.

         c) All rights not expressly granted to SLS hereunder are reserved by Company. Company shall retain exclusive ownership of the Licensed Rights, subject to the license granted to SLS hereunder, including all intellectual property rights therein. SLS shall not identify itself as the owner of any of the Licensed Rights or any right or interest therein or any registration or application for registration thereof, except as a licensee. Company shall not adopt, use or register any corporate name, trade name, fictitious business name, trademark, domain name, service mark or certification mark, or other designation similar to, or containing in whole or in part, any of the Licensed Rights. SLS shall not apply for the registration anywhere in the world of any trademark which incorporates, is the same or is confusingly similar to any of the Licensed Rights.

         d) The Company shall have written approval (which approval shall not be unreasonably withheld) over (i) all advertising or promotional campaigns and materials using Company or Quincy Jones' name or likeness (including, without limitation, theatrical, television or radio commercials, print or other advertisements, billboards, publicity releases and the like) and (ii) any and all photographs, stills or non-photographic likenesses of Quincy Jones alone or with others, used in any manner by Company including, without limitation, as part of commercials, print advertisements, publicity or press releases and the like.

         e) As a condition to the effectiveness of this Agreement, the Company shall cause Quincy Jones to deliver an inducement letter in the form attached hereto as Exhibit A.

2)       SERVICES.

         a) During the first year of the Term, Company shall cause Quincy Jones to perform the following services ("Services"), as requested by SLS from time to time and at Quincy Jones's convenience (except with respect to clause (v) below):

                  i) Quincy Jones will use his good faith efforts to introduce SLS officers, employees and consultants, approved by Quincy Jones, to his friends and associates who are interested in meeting with SLS to explore the opportunity of doing business with SLS. Neither Company nor Quincy Jones provides any guarantee that any such introductions will occur or produce any results;

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                  ii)      Quincy Jones will use his good faith efforts to
                           introduce members of SLS's management and its designees and, subject to his availability, participate in meetings with major media and entertainment outlets, subject to the approval of Quincy Jones. Neither Company nor Quincy Jones provides any guarantee that any such meeting will occur or result in any air time, plugs or produce any other results;

                  iii) Quincy Jones will be available for one (1) production day (not exceeding eight (8) consecutive hours) for a photo shoot, of not more than six consecutive or aggregate hours in duration, in connection with SLS's development of point of sale promotional materials for the Products. Such photo shoot will take place in Los Angeles, California at a mutually agreed-upon time within ninety (90) days following the Effective Date;

                  iv) Quincy Jones will use his good faith efforts to facilitate the publication of one (1) editorial article about SLS and the Products in a major entertainment magazine, such as Vibe. Neither Company nor Quincy Jones provides any guarantee that any such article will be published nor provides any warranty or representation with respect to the content of any such article;

                  v) Quincy Jones will attend at least one day (with SLS selecting the day) in at least two (2) of the following five (5) SLS-sponsored industry trade events (with the Company selecting the two events, but Company will consider in good faith SLS's requests and preferences concerning specific events):

           Event                                             Date
           -----                                             ----
           AES Show, San Francisco, CA                       10/28 - 10/31/04
           Grand Opening of Wherenberg Theaters
             Complex, Chesterfield, MO                       Last week of 10/04
           CES Show, Las Vegas, NV                           1/6 - 1/9/05
           NAMM Show, Anaheim, CA                            1/20 - 1/23/05
           NSCA Show, Orlando Fl.                            3/11 - 3/13/05

         b) During the second year of the Term, Company shall, following a request by SLS, cause Quincy Jones to make one (1) promotional appearance, subject to his availability, of not more than six consecutive or aggregate hours in duration (the "Appearance").

         c) SLS will provide, at its expense, private jet transportation and personal security and SLS shall pay for all first class expenses for all round-trip travel by Quincy Jones and one additional person in connection with his performance of the Services under Sections 2(a)(v) and 2(b).

3)       COMPENSATION.

         a) In consideration of Company's grant of the license hereunder, SLS shall pay Company a non-refundable fee of Two Hundred Fifty Thousand Dollars ($250,000) concurrent with SLS's execution of this Agreement (the "License Fee").

         b) In consideration of the Company's performance of the obligations specified hereunder, on the Effective Date hereof, SLS will issue to the Company an option, with a five-year term, to purchase up to 1,000,000 shares at an exercise price of $2.00 per share (the "Option Shares") of SLS's Common Stock each with a Warrant, with a five-year term from issuance of the option, for an additional share of Common Stock at an exercise price of $7.00 per share (collectively, the "Warrant Shares"; together the option and the Warrant are referred to, collectively, as the "Option"). The Option shall automatically vest as to fifty percent (50%) of the Option Shares and the Warrant Shares upon the Effective Date and as to one-sixth of the remaining Option Shares and Warrant Shares monthly thereafter. Notwithstanding the foregoing, vesting of the Option shall accelerate and the Option Shares and the Warrant Shares shall vest in full (i.e., 100%) upon the occurrence of any of the following events: (a) Any termination of this Agreement by SLS, except as permitted under Section 7(b) or 11 below, (b) Any termination of this Agreement by Company pursuant to Section 7(b) or 7(c) below, or (c) any sale of all or substantially all of SLS's voting stock, assets or business or any merger of SLS with another entity (excluding a merger with a wholly owned subsidiary). Concurrent with SLS's

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                  execution of this Agreement, SLS shall provide the Company with an Option Agreement and Warrant, in a form and substance reasonably acceptable to the Company, for the Option containing provisions consistent with this Section 3(b) and customary anti-dilution, adjustment and cashless exercise provisions. In addition, SLS will, at its sole cost and expense, within ninety (90) days of the date of issuance of the Option, file with the U.S. Securities and Exchange Commission a Registration Statement on Form SB-2 covering the resale of the Option Shares and the Warrant Shares and SLS shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as possible and to maintain its effectiveness until the date that the Option Shares and the Warrant Shares may be sold pursuant to Rule 144(k) under the Securities Act of 1933.

         c) In the event the closing price of SLS's Common Stock does not exceed $7.00 per share for a period of five (5) consecutive business days during the period commencing on the Effective Date and ending on the expiration of the term of the Option, then on the first day following expiration of the term of the Option, SLS shall pay to Company additional compensation in the amount of Two Hundred Fifty Thousand Dollars ($250,000) in addition to all other consideration provided by SLS hereunder.

         d) In further consideration of Company's performance and its grant of the rights hereunder, in addition to SLS's payment of all other amounts pursuant to this Section 3, SLS shall pay Company, within thirty (30) days after the end of each calendar quarter a commission of five percent (5%) of all gross revenues generated by SLS or any affiliate during such quarter resulting, directly or indirectly, from a transaction, occurring during the Term or within one (1) year following expiration or termination of this Agreement, involving any introduction made by Quincy Jones and/or Company to SLS. SLS shall keep true and accurate books and records in accordance with generally accepted accounting principles as necessary to determine such gross revenues. For purposes of verifying the amounts owed to Company under this Agreement, and conditioned upon the Company and each designee signing an appropriate confidentiality agreement, Company or its designee shall have the right to examine and audit SLS's books and records, at Company's expense, upon reasonable notice to SLS. SLS's payment obligations under this Section 3(d) shall expire twenty (20) years following expiration or termination of this Agreement.

         e) If SLS elects to request that Quincy Jones makes the Appearance, then within twenty four hours following the Appearance, SLS shall pay the Company a fee in the amount of Seventy Five Thousand Dollars ($75,000).

         f) All payments hereunder shall be made by SLS's check. SLS shall have no right to offset against any amounts payable to Company hereunder the amount of any claim, damages, costs, losses or expenses incurred by SLS in connection with Company's or Quincy Jones's performance.

         g) To the extent that the financial and tax accounting treatments of the License Fee and the Option shall differ from the allocation of the License Fee and the Option to the license grant and the Services as set forth in Sections 3(a) and 3(b), respectively, then the parties agree to enter into a separate written agreement providing a mutually agreeable reasonable allocation of the Option and the License Fee to the license grant and the Services and all subsequent reporting and filings by either party relating to the Option or the License Fee shall be made in accordance with such agreement.

4)       [Intentionally omitted.]

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5)       PRODUCT QUALITY.

         a) SLS shall maintain strict control over the quality of the Products. SLS covenants that it shall maintain throughout the Term at least the level of quality and workmanship of the Products existing on the Effective Date. During the Term, Company shall have the right, upon request, to have the Products inspected and tested at its expense by its designees at SLS's facilities or at a location specified by Company.

         b) SLS shall promptly notify Company of any and all claims of death, bodily injury or property damage in connection with the use or operation of any of the Products. SLS shall defend, indemnify and hold Company, its affiliates and their respective officers, directors, stockholders, employees, successors and assigns (each, an "Indemnitee") harmless from and against any and all demands, claims, liabilities, suits, proceedings, damages, losses, judgments and settlements and all related costs and expenses including, but not limited to, attorneys' fees and court costs, as well as all damage to Company's and/or Quincy Jones's goodwill and reputation arising directly or indirectly from or in connection with (i) the manufacture, labeling, packaging, marketing, distribution, promotion, sale, or use of any of the Products, (ii) any alleged or actual defect in any Product, (iii) infringement of any third party intellectual property rights by any of the Products or any trademark used on any of the Products or (iv) any act or omission by SLS or any sublicensee, manufacturer, distributor, sales agent or subcontractor of SLS (each, a "Claim"). If any action or proceeding relating to a Claim shall be brought or asserted against any Indemnitee, Company shall promptly so notify SLS in writing and SLS shall assume the defense thereof. Company may, at its own expense, be represented by its own counsel in such action or proceeding.

         c) SLS shall, throughout the Term and for two (2) years thereafter, obtain and maintain at its own cost and expense, primary and umbrella insurance coverage (including, without limitation, product liability and advertising injury coverage) with total minimum coverage limits of three million dollars ($3,000,000) per occurrence and four million dollars ($4,000,000) in the aggregate. Company and Quincy Jones each shall be named as an additional insured on such policies. In the event any other insurance coverage is available to Company and/or Quincy Jones, such coverage shall be supplemental or excess and non-contributing. SLS shall not cancel or materially alter the coverage under such policies during the Term and for two (2) years thereafter. SLS shall furnish Company, upon request, with a certificate of insurance evidencing such coverage.

6)       REPRESENTATIONS AND WARRANTIES.

         a)       Company and SLS each represent and warrant to the other that:

                  (i) It is duly organized and is validly existing in good standing under the laws of the jurisdiction in which it was organized;

                  (ii) It has the power and is duly authorized to enter into and perform this Agreement;

                  (iii)It has taken all necessary action to authorize the execution and delivery of this Agreement; and

                  (iv) Its execution, delivery and performance of its obligations under this Agreement will not violate or conflict with or result in any breach of or default under any material contract, agreement, lease, license, indenture, trust or other instrument which is either binding upon or enforceable against it, nor will such execution, delivery and performance conflict with any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against it.

         b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER COMPANY NOR SLS MAKES ANY WARRANTIES OF ANY KIND AND DISCLAIMS ALL OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.
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7)       TERM AND TERMINATION.

         a) The term of this Agreement shall commence on the Effective Date and continue in effect for a period of two (2) years (the "Term").

         b) In addition to all other rights and remedies available to either party, this Agreement may be terminated by either party for cause immediately by written notice upon the occurrence of any of the following events: (i) if the other party ceases to do business, or otherwise terminates its business operations;
                  (ii) if the other party commits a material breach of this Agreement and fails to fully cure such breach within thirty
                  (30) days (five (5) days in the case of a failure to pay or a breach of clause (i) of Section 1(a) and immediately in the case of a breach of any other portion of Section 1(a)) of written notice describing the breach; or (iii) if the other party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against such party.

         c) In addition to the termination rights set forth in Section 7(b) above, Company shall have the right to terminate this Agreement immediately upon written notice to SLS if any of the following matters occurs:

                  i) Upon the occurrence of any action or proceeding relating to a Claim, which Company reasonably believes will have a material adverse effect on the reputation and/or image of Quincy Jones and/or Company and such Claim is not dismissed or withdrawn within thirty (30) days following Company's notice of termination.

                  ii) The Company provides written notice to SLS that the Company has reasonably determined, based upon the results of testing of the Products by independent qualified audio engineers selected and approved by both parties, that the Company's continued association with SLS pursuant to this Agreement would diminish or tarnish the reputation and/or image of Quincy Jones and SLS fails to cure the issues with the Products found in such results within thirty (30) days following such written notice.

                  iii) A recall of any of the Products is issued due to a defect or quality assurance problems and such defect or quality assurance problems are not cured by SLS within thirty (30) days of the issuance of such recall.

         d) Immediately upon expiration or any termination of this Agreement, all Licensed Rights granted to SLS hereunder shall immediately and automatically revert to Company and SLS shall cease all use of the Licensed Rights. Except for termination pursuant to Section 7(b) or 10, or any expiration or termination of this Agreement, shall not relieve SLS from its payment obligations hereunder. The parties' respective rights and obligations under Sections 1(a), 3, 5(b), 7(d), 9, 10 and 12 shall survive any termination or expiration of this Agreement.

         e) In the event of a transfer to any third party ("Transfer"), through a sale, merger or otherwise, of more than fifty percent (50%) of SLS's voting stock, assets or business, this Agreement shall continue through the expiration of the Term, but SLS's rights under Section 1(a) and the Company's obligations pursuant to Sections 1(b), 2(a)(iii), (iv), (v) and 2(b) hereunder shall continue for the duration of the Term only with respect to SLS and the Products in existence immediately prior to the date of the Transfer, and shall not extend to the transferee or any products or services of the transferee and Company shall have no further obligations to SLS hereunder.

8) QUINCY JONES BRANDED LOUDSPEAKERS. The parties contemplate the possibility of SLS developing a line of loudspeakers, which line must be acceptable to the Company, to be marketed and sold under the Quincy Jones name or employing Quincy Jones's likeness and SLS's payment to Company of royalties from the sale of such products. Any and all terms (including a license of Quincy Jones's name and likeness for as long as SLS sells such products) relating to the development, marketing, distribution and/or sale of any such products shall be set forth in a separate written agreement subject to negotiation by the parties, which the parties agree to negotiate in good faith for a reasonable period of time. No additional compensation other than an agreed percentage (at 5%, or if higher, at the "market rate" for celebrity representation on consumer electronics products, but no greater than 7%) of the gross revenue received by SLS (net of product returns and allowances) associated with this product will be provided for under this deal.

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9)       CONFIDENTIALITY. Any public disclosure and any press release regarding this Agreement or the relationship contemplated herein shall be subject to Company's prior approval (which approval shall not be unreasonably withheld).

10) NON-DISPARAGEMENT. During the Term and for two years thereafter, Company and Quincy Jones shall not make any public statements in derogation of SLS or the Products. Notwithstanding the foregoing, neither Company nor Quincy Jones shall be restricted from making any statements as may be required by law, legal process or court order or pursuant to a request by a government agency.

11) FORCE MAJEURE. Neither party shall be liable for non-performance or delay in performance (other than of payment or confidentiality obligations) caused by any event reasonably beyond the control of such party. If such condition continues for a period of more than ninety
         (90) days, then the unaffected party shall have the right to terminate this Agreement upon written notice to the other party.

12) MISCELLANEOUS. Neither this Agreement, nor any of the activities described herein shall be construed to create a partnership, joint venture, agency or other such relationship. Except as expressly set forth herein, this Agreement represents a non-exclusive relationship and nothing shall preclude a party from entering into a similar relationship with other parties. SLS and Company shall not assign this Agreement or any of its rights under this Agreement, by any act of such party or by operation of law or otherwise, without the prior written consent of the other party and any purported assignment without the other party's consent shall be null and void. Any notice given to either party under this Agreement shall be sufficient if sent to such party's address as set forth on the first page of this Agreement, or such other address as such party may designated in accordance with this provision and shall be deemed given (i) on the date of delivery if delivered by a commercial overnight courier service or (ii) on the earlier of the date of receipt or three (3) days after deposit in the mails if sent by certified or registered mail, return receipt requested and postage prepaid. This Agreement shall be governed in all respects by the laws of the State of California without regard to conflicts of laws provisions thereof. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement may not be modified except by written agreement signed on behalf of Company and SLS by their authorized representatives. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and merges all prior and contemporaneous communications, both written and oral.

AGREED AND ACCEPTED:

 SLS INTERNATIONAL, INC.                  GLOBAL DRUMS, INC.



By                                        By
  ---------------------------------            --------------------------------
Name:                                     Name:
  ---------------------------------            --------------------------------
Title:                                    Title:
  ---------------------------------            --------------------------------
Date:                                     Date:
  ---------------------------------            --------------------------------

                                                                    Confidential

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                                    EXHIBIT A

                                INDUCEMENT LETTER
                                -----------------

                           Dated as of April __, 2004

SLS International, Inc.
3119 S. Scenic Avenue
Springfield, MO  65807

Ladies and Gentlemen:

         Reference is made to that certain Promotion Agreement, dated April __, 2004, by and between Global Drumz, Inc. ("Lender") and SLS International, Inc. ("you"), covering the lending of services, and licensing of certain rights of publicity, of Quincy Jones (the "undersigned") by Lender to you (the "Promotion Agreement").

         As an inducement to you to enter into the Promotion Agreement and as a material part of the consideration moving to you for so doing, the undersigned hereby represents, warrants and agrees as follows:

1. That the undersigned has heretofore entered into a valid and subsisting agreement (herein called the "Employment Agreement") with Lender covering the rendition of the undersigned's services for Lender, and under which the undersigned is obligated to render his services for at least the full term of the engagement of the undersigned's services under the Promotion Agreement, and that Lender has the right and authority to enter into the Promotion Agreement and to furnish to you the rights and services of the undersigned upon the terms and conditions specified therein.

2. That the undersigned is familiar with each and all of the terms, covenants, conditions, representations, acknowledgements and warranties of the Promotion Agreement and hereby consents to the execution thereof; that the undersigned will be bound by and will duly observe, perform and comply with each and all of the terms, covenants and conditions of the Promotion Agreement on the part of the undersigned to be performed and complied with; that the undersigned shall render to you all of the services which are to be rendered by the undersigned pursuant to the Promotion Agreement, even if Lender shall be dissolved or shall otherwise cease to exist; that the undersigned represents, acknowledges and warrants in the same manner all matters and things that Lender represented, acknowledged or warranted in the Promotion Agreement; and that the undersigned hereby confirms that there have been granted to Lender all of the rights granted by Lender to you under the Promotion Agreement.

3. That the undersigned is under no obligation or disability by law or otherwise which would prevent or restrict the undersigned from performing and complying with all of the terms, covenants and conditions of the Promotion Agreement on the part of the undersigned to be performed or complied with.

4. That the undersigned will look solely to Lender or its associated or subsidiary companies and not to you for all compensation and other remuneration for any and all services and rights which the undersigned may render and grant to you under the Promotion Agreement.

5. That the undersigned will not amend or modify the Employment Agreement in a manner that would prevent or interfere with the performance of the undersigned's services for you or the use and ownership of the results and proceeds thereof in accordance with the Promotion Agreement.

                                            Very truly yours,

                                            ---------------------------
                                            Quincy Jones
                                            ("Employee")

                                                                    Confidential

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